Exhibit 10.1

RELEASE AND DISCHARGE OF PROMISSORY NOTES

This Release and Discharge of Promissory Notes (this “Release”) is entered into as of April 30, 2026, by and between KM Quad, a Cayman Islands exempted company (“Holder”), and Quetta Acquisition Corporation, a Delaware corporation (“Maker”).

RECITALS

WHEREAS, Maker previously issued to the Holder the following promissory notes (collectively, the “Notes”):

●	Promissory Note dated November 4, 2024 in the principal amount of $500,000;

●	Promissory Note dated February 14, 2025 in the principal amount of $250,000; and

●	Promissory Note dated April 20, 2025 in the principal amount of $290,000;

WHEREAS, the parties have entered into a Termination Agreement dated as of January 15, 2026 (the “Termination Agreement”), pursuant to which they agreed to terminate their prior transaction and settle all related obligations;

WHEREAS, in connection with such termination and pursuant to mutual agreement, the Holder has agreed to release and discharge the Notes in full;

1. Release and Discharge

In consideration of the foregoing and the mutual covenants contained in the Termination Agreement, the Holder hereby irrevocably and unconditionally releases, cancels, and discharges the Maker from any and all obligations, liabilities, claims, and indebtedness arising out of or relating to the Notes, including all principal, interest, fees, and any other amounts payable thereunder.

2. Termination of Notes

Each of the Notes is hereby terminated in its entirety and shall be of no further force or effect. The Holder agrees that no amounts are due or payable under the Notes as of the date hereof.

3. No Further Claims

The Holder hereby waives any and all rights to assert any claim against the Maker arising out of or relating to the Notes, and agrees that the Notes are fully satisfied and extinguished.

4. Relation to Termination Agreement

This Release is entered into in connection with, and shall be read as a supplement to, the Termination Agreement. This Release is intended to provide additional certainty with respect to the release and discharge of the Notes specifically, and the terms of this Release shall control with respect to the subject matter hereof. To the extent of any inconsistency between this Release and the Termination Agreement on matters other than the Notes, the terms of the Termination Agreement shall control.

5. Governing Law

This Release shall be governed by and construed in accordance with the laws of the State of New York.

6. Counterparts

This Release may be executed in counterparts, including by electronic signature, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first written above.

KM QUAD

By:
Name:
Title:	Duly Authorized Signatory

QUETTA ACQUISITION CORPORATION

By:	/s/ Zihan Chen
Name:	Zihan Chen
Title:	CEO